Exhibit 99.1

News
Release

2320 Scientific Park Drive
Wilmington, NC 28405

Nasdaq: AAIIE

Contacts:
Media:	Investors:
Andrea L. Johnston	James B. Sloan, Jr.
Vice President, Corporate Communications	Senior Vice President, Corporate Finance
910-254-7340	910-254-7690

aaiPharma Announces Successful Completion of Consent Solicitation

Wilmington, N.C., April 20, 2004 — aaiPharma Inc. (NASDAQ: AAIIE) announced today pursuant to its previously announced solicitation of consents (the “Solicitation”) with respect to its 11% Senior Subordinated Notes due 2010 (the “Notes”) that it has received consents from holders of more than 98% of the Notes to adopt the proposed amendments to the indenture governing the Notes. Adoption of the proposed amendments required the consent of holders of a majority of the aggregate principal amount of the outstanding Notes.

All holders of record who submitted valid and unrevoked consents prior to 12:00 noon, New York City time, on Tuesday, April 20, 2004, will receive the consent fee of $10.00 in cash per $1,000 principal amount of Notes for which consents have been delivered, subject to the terms and conditions of the Solicitation.

aaiPharma intends to close its new credit facility, complete the M.V.I. sale and pay the April 1, 2004 interest payment on the Notes contemporaneously as soon as practicable. The Company has executed a supplemental indenture containing the proposed amendments, which will become operative upon satisfaction of the conditions of the Solicitation.

Banc of America Securities served as the solicitation agent, and Global Bondholder Services Corporation served as the information agent and tabulation agent.

About aaiPharma

aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma’s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities.

Forward Looking Statements

Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the ability of the Company to close its new credit facility, complete the M.V.I. sale, pay the April 1, 2004 interest payment on the Notes and satisfy the other conditions of the Solicitation.

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